Exhibit 99.2

GenOn Energy, Inc.

Non-GAAP Financial Measures

In our earnings release, we use certain non-GAAP financial measures. We think that these non-GAAP financial measures provide meaningful representations of our consolidated operating and financial performance and are useful to us and investors, analysts, rating agencies, banks and other parties in facilitating the analysis of our results of operations from one period to another, comparing our performance to our peers and providing a more complete understanding of factors and trends affecting our business. This includes presenting certain non-GAAP measures on a pro forma basis.  However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. The non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. Investors should review our consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Adjusted Income/Loss from Continuing Operations

Adjusted income /loss from continuing operations represents our income/loss from continuing operations adjusted for net unrealized gains and losses on derivative financial instruments and certain other items discussed below.

Management generally evaluates our operating results excluding the effect of unrealized gains and losses on our derivative financial instruments.  None of our derivative financial instruments recorded at fair value is designated as a hedge (other than our interest rate swaps) and changes in their fair values are recognized currently in income as unrealized gains or losses.  As a result, our financial results are, at times, volatile and subject to fluctuations in value primarily because of changes in forward electricity and fuel prices.  Adjusted income /loss from continuing operations also excludes:  (a) merger-related costs, (b) net lower of cost or market adjustments to our commodity inventories, (c) impairment losses, (d) gain/loss on early extinguishment of debt, (e) Western states litigation and similar settlements, (f) large scale remediation and settlement costs, (g) major litigation costs, net of recoveries, (h) postretirement benefits curtailment gain, (i) reversal of the Montgomery County carbon levy assessment for the prior year, and (j) certain other items.  We adjust for the subsequent benefit created by commodity inventory utilized in operations that were subject to prior period lower of cost or market adjustments.  We exclude or adjust for these items to provide a more meaningful representation of our ongoing results of operations.

Adjusted EBITDA

EBITDA consists of net income before interest, taxes, depreciation and amortization.  We calculate adjusted EBITDA to reflect EBITDA adjusted for the same adjustments, as applicable, used in deriving adjusted income/loss from continuing operations.  Adjusted EBITDA is a measure commonly used in our industry, and we present adjusted EBITDA to enhance the understanding of our operating performance.  We view adjusted EBITDA as providing a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of assets among otherwise comparable companies.  Adjusted EBITDA is also a key performance metric in our employee incentive compensation structure for annual bonuses.

Total debt excluding unamortized debt discounts and adjustments to fair value of debt

Total debt excluding unamortized debt discounts and adjustments to fair value of debt is defined as our total GAAP debt less unamortized debt discounts and adjustments to fair value of debt assumed in the merger.  We think that total debt excluding unamortized debt discounts and adjustments to fair value of debt is a useful and relevant measure of our financial obligations and the strength and flexibility of our capital structure.